Exhibit 99.1

Cars.com Inc. Reports Third Quarter 2023 Results

Launched Cars Commerce, Uniting the Company’s B2B Brands

Delivered 6% Total Revenue Growth and 9% ARPD Year-Over-Year Growth

Acquired D2C Media Inc., Further Expanding the Cars Commerce Platform Into Canada

CHICAGO, Nov. 2, 2023 -- Cars.com Inc. (NYSE: CARS) (d/b/a “Cars Commerce” or “the “Company”), an audience-driven technology company empowering the automotive industry, today released its financial results for the third quarter ended September 30, 2023.

Q3 2023 Financial and Key Metric Highlights

●
Revenue of $174.3 million, up $9.7 million, or 6% year-over-year
●
Net income of $4.5 million, or $0.07 per diluted share, compared to a Net loss of $2.9 million, or $0.04 per diluted share, in the prior year
●
Adjusted EBITDA of $49.5 million, or 28% of Revenue, compared to $49.9 million a year ago
●
Average Monthly Unique Visitors (“UVs”) of 26.0 million, compared to 27.3 million a year ago
●
Traffic (“Visits”) of 151.4 million, compared to 150.4 million a year ago
●
Monthly Average Revenue Per Dealer (“ARPD”) of $2,548, up 9% year-over-year
●
Dealer Customers were 18,715 as of September 30, 2023, compared to 18,785 as of June 30, 20231

Operational Highlights

●
United the Company’s B2B brands under Cars Commerce, reinforcing its platform strategy and empowering the industry with a connected portfolio spanning pretail, retail, and post-sale activities
●
Increased Website customers to over 6,300, an 8% increase year-over-year and website upsells grew by more than 1,000 from a year ago; Accu-Trade Connected units increased to over 850, up from 400 a year ago
●
Completed the 2023 Marketplace Repackaging initiative, a significant driver of the Company’s 9% year-over-year ARPD growth; results have been strong with nearly 70% of dealer customers opting into one of the upper tier packages
●
Acquired D2C Media Inc, a leading provider of website and digital advertising solutions in Canada with approximately 1,000 customers and it supports acceleration of Cars Commerce’s profitable growth trajectory. For more details on the acquisition, click here2

“During the quarter, we made strong strategic moves that advanced our platform strategy and unlocked future growth. We launched Cars Commerce, our new B2B brand, reflecting our commitment to unite the industry by simplifying car buying and selling for consumers, dealers, OEMs and lenders. We delivered strong results for the quarter driven by increased market adoption of our products. We are also excited about our acquisition of D2C Media Inc., which further extends our Canadian presence and growth opportunities,” said Alex Vetter, Chief Executive Officer of Cars Commerce.

1 The decline of the digital dealer industry negatively impacted our Dealer Customer count by over 650 cancellations which started in the second quarter of 2022. There are effectively no digital dealers in the Company’s Dealer Customer count.

2 Links to the website are provided solely for convenience purposes. Content on the Company’s website, is not, and shall not be deemed to be, incorporated by reference herein.

Q3 2023 Results

Revenue for the third quarter totaled $174.3 million, an increase of $9.7 million, or 6%, compared to the prior year period. Dealer revenue grew 8% year-over-year, driven by continued growth in solutions and media products, and the 2023 Marketplace Repackaging initiative. OEM and National revenue totaled $14.5 million, 2% lower compared to the prior year. However, OEM customer revenue increased 12% year-over-year. And sequentially, OEM and National revenue increased 17%.

Third quarter ARPD grew 9%, or $213, year-over-year to $2,548, primarily driven by the 2023 Marketplace Repackaging initiative which concluded this quarter. Dealer Customers also stabilized. As of September 30, 2023, Dealer Customers totaled 18,715, compared to 18,785 at the end of the second quarter of 2023.

Total operating expenses for the third quarter were $160.0 million, compared to $144.7 million for the prior year period. Adjusted operating expenses for the third quarter were $150.5 million, a $14.3 million increase compared to the prior year period. The change in adjusted operating expenses is primarily due to increased investments to support the Company’s revenue growth. Marketing and sales costs increased largely due to investments in Brand Media to support the Cars.com Possibilities advertising campaign, in person events, as well as higher compensation. Product and technology increased due to higher compensation and third-party costs, including licenses and consulting.

Net income for the quarter was $4.5 million, or $0.07 per diluted share, compared to a Net loss of $2.9 million, or $0.04 per diluted share, in the third quarter of 2022. The change in Net income is primarily attributable to the change in the fair value of contingent consideration associated with the Company’s prior acquisitions.

Adjusted EBITDA for the quarter totaled $49.5 million, or 28% of revenue, compared to $49.9 million, or 30% of revenue, for the prior year period.

The Company remains focused on driving high-quality traffic at scale. Organic traffic remained strong at 62% for the quarter. Average Monthly Unique Visitors were 26.0 million and total Traffic increased to 151.4 million.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the nine-month period ended September 30, 2023 was $91.6 million, compared to $91.3 million in the prior year. Free Cash Flow for the nine-month period ended September 30, 2023 was $76.0 million compared to $76.9 million in the prior year. The variance in free cash flow was primarily due to a year-over-year increase in cash taxes of $16.4 million, the majority of which was offset by favorable changes in working capital.

During the first nine months of 2023, the Company paid down $26.3 million of debt, reducing total debt outstanding to $455.0 million, as of September 30, 2023. At quarter-end, the Company’s net leverage ratio (as defined in the Company’s credit facility) was 2.1x, at the low end of its target net leverage range of 2.0x to 2.5x. Total liquidity remains strong at $279.1 million, including cash and cash equivalents of $49.1 million and $230.0 million of undrawn revolver capacity, as of September 30, 2023.

Year-to-date, the Company repurchased 1.3 million of its common shares for $23.6 million.

The Company funded the acquisition of D2C Media Inc. through a combination of cash on hand and borrowings under the Company’s existing revolving credit facility. Pro forma for the acquisition, net leverage as of September 30, 2023 would have been 2.5x, at the high end, but still within the Company’s target net leverage range.

“Our strong third quarter results demonstrate the depth and strength of our platform strategy, which creates great value for our customers and supports our strong cash flow generation. This strong cash flow, coupled with our flexible capital structure, enables us to repay debt, repurchase shares and to invest in organic and inorganic growth opportunities like D2C Media Inc.,” said Sonia Jain, Chief Financial Officer of Cars Commerce.

2023 Outlook

The Company is well-positioned to deliver profitable growth through continued dealer and OEM adoption of the Cars Commerce Platform. Fourth quarter revenue is expected to be between $177 million and $179 million, reflecting continued year-over-year revenue growth of 5.2% to 6.4%. The Company’s guidance reflects anticipated continued growth in its Dealer Revenue driven by adoption of dealer solutions and media products, as well as modest sequential improvement expected in OEM and National Revenue. Additionally, guidance includes revenue associated with the acquisition of D2C Media Inc., which the Company expects will contribute approximately 1.5% of its total revenue dollars in the fourth quarter. Year-over-year revenue growth rates reflect the launch of Accu-Trade Connected and favorable renegotiation of key website agreements in the prior year period.

For the full year, the Company’s fourth quarter guidance coupled with performance to date, places the Company within its previously shared revenue guidance range. Full year performance reflects the benefit of this year’s 2023 Marketplace Repackaging Initiative, growth in its portfolio of dealer products, and modest improvement in OEM Revenue offset by a challenging environment for auto adjacent advertisers, including insurance companies.

Adjusted EBITDA margin for the fourth quarter is expected to be between 29.5% and 30.5%, reflecting fourth quarter revenue guidance and sequential changes in investment mix.

Q3 2023 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at the Cars Commerce Investor Relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About Cars Commerce

Cars Commerce is an audience-driven technology company empowering automotive that simplifies everything about buying and selling cars. The Cars Commerce platform includes the flagship automotive marketplace and dealer reputation site Cars.com, innovative digital marketing technology and services from Dealer Inspire, industry-leading trade-in and appraisal technology from Accu-Trade, an exclusive in-market media network, and powerful and predictive AI technologies that enable more efficient and profitable retail operations. Cars Commerce is the essential partner to stay one step ahead in automotive. Learn more at www.carscommerce.inc.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the Accu-Trade acquisition.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual Cars Commerce property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of its web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to Cars Commerce desktop and mobile properties (responsive sites and mobile apps). The Company measures UVs and Traffic via Adobe Analytics. These metrics do not include traffic to Dealer Inspire websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. Beginning with the three months ended June 30, 2022, Accu-Trade is included in our ARPD metric. No prior period has been recast as it would be impracticable to do so and the inclusion of Accu-Trade would have had an immaterial impact on ARPD for prior periods

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning June 30, 2022, this key operating metric includes Accu-Trade; however, no prior period has been recast as it would be impracticable to do so.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning goals, plans, expectations, projections regarding the expected benefits of the transaction, management’s plans, projections and objectives for the transaction, future operations, scale and performance, integration plans and expected synergies therefrom, and our financial position, results of operations, market position, capital allocation strategy, initiatives, business strategy and expectations of our management and other matters and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. All forward-looking statements contained in this press release are qualified by these cautionary statements. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, global supply chain shortages, fluctuating fuel prices, rising interest rates, inflation and other factors we think are appropriate. Such forward-looking statements are based on estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. While the Company and its management make such statements in good faith and believe such judgments are reasonable, you should understand that these statements are not guarantees of future strategic action, performance or results. Our actual results, performance, achievements, strategic actions, or prospects could differ materially from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not rely on forward-looking statements in making investment decisions. When we make comparisons of results between current and prior periods, we do not intend to express any future trends, or indications of future performance, unless expressed as such, and you should view such comparisons as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (“SEC”) on February 23, 2023 and our other filings filed with the SEC and available on our website at investor.cars.com or via EDGAR at www.sec.gov.

You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars Commerce Investor Relations Contact:

Robbin Moore-Randolph

rmr@carscommerce.com

312.601.5929

Cars Commerce Media Contact:

Marita Thomas

mthomas@carscommerce.com

312.601.5692

###

Cars.com Inc.

Consolidated Statements of Income (Loss)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Dealer	$157,116	$145,395	$460,268	$429,798
OEM and National	14,549	14,909	40,494	44,227
Other	2,668	4,291	8,815	11,650
Total revenue	174,333	164,595	509,577	485,675
Operating expenses:
Cost of revenue and operations	31,077	28,828	91,287	86,084
Product and technology	25,297	21,425	74,354	65,849
Marketing and sales	60,186	53,615	176,636	165,364
General and administrative	17,785	17,694	53,738	51,465
Depreciation and amortization	25,670	23,134	74,381	70,688
Total operating expenses	160,015	144,696	470,396	439,450
Operating income	14,318	19,899	39,181	46,225
Nonoperating expense:
Interest expense, net	(7,777)	(8,501)	(24,171)	(26,878)
Other (expense) income, net	(3,902)	(13,387)	1,204	(13,233)
Total nonoperating expense, net	(11,679)	(21,888)	(22,967)	(40,111)
Income (loss) before income taxes	2,639	(1,989)	16,214	6,114
Income tax (benefit) expense	(1,852)	952	(93,882)	(830)
Net income (loss)	$4,491	$(2,941)	$110,096	$6,944
Weighted-average common shares outstanding:
Basic	66,773	67,680	66,820	68,775
Diluted	68,508	67,680	68,199	70,023
Earnings (loss) per share:
Basic	$0.07	$(0.04)	$1.65	$0.10
Diluted	0.07	(0.04)	1.61	0.10

Cars.com Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	September 30, 2023	December 31, 2022
Assets:	(unaudited)
Current assets:
Cash and cash equivalents	$49,085	$31,715
Accounts receivable, net	118,285	107,930
Prepaid expenses	13,537	8,377
Other current assets	8,429	605
Total current assets	189,336	148,627
Property and equipment, net	44,005	45,218
Goodwill	102,856	102,856
Intangible assets, net	649,074	707,088
Deferred tax assets, net	97,490	48
Investments and other assets, net	20,427	21,033
Total assets	$1,103,188	$1,024,870
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$18,703	$18,230
Accrued compensation	21,057	19,316
Current portion of long-term debt, net	18,062	14,134
Other accrued liabilities	73,143	54,332
Total current liabilities	130,965	106,012
Noncurrent liabilities:
Long-term debt, net	429,679	458,249
Other noncurrent liabilities	59,534	76,179
Total noncurrent liabilities	489,213	534,428
Total liabilities	620,178	640,440
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 66,189 and 66,287 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	662	662
Additional paid-in capital	1,500,428	1,511,944
Accumulated deficit	(1,018,080)	(1,128,176)
Total stockholders' equity	483,010	384,430
Total liabilities and stockholders' equity	$1,103,188	$1,024,870

Cars.com Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$110,096	$6,944
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	16,367	11,833
Amortization of intangible assets	58,014	58,855
Amortization of Accumulated other comprehensive loss on interest rate swap	—	2,362
Changes in fair value of contingent consideration	(1,280)	13,360
Stock-based compensation	20,930	17,103
Deferred income taxes	(98,821)	676
Provision for doubtful accounts	2,117	1,047
Amortization of debt issuance costs	2,303	2,440
Amortization of deferred revenue related to Accu-Trade Acquisition	(883)	(3,092)
Other, net	640	279
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(12,472)	(7,532)
Prepaid expenses and other assets	(13,073)	(7,279)
Accounts payable	473	2,882
Accrued compensation	1,741	(7,885)
Other liabilities	5,428	(702)
Net cash provided by operating activities	91,580	91,291
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	(64,770)
Capitalization of internally developed technology	(14,838)	(13,147)
Purchase of property and equipment	(737)	(1,252)
Net cash used in investing activities	(15,575)	(79,169)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	—	45,000
Payments of long-term debt	(26,250)	(17,500)
Payments for stock-based compensation plans, net	(9,069)	(6,838)
Repurchases of common stock	(23,316)	(39,933)
Net cash used in financing activities	(58,635)	(19,271)
Net increase (decrease) in cash and cash equivalents	17,370	(7,149)
Cash and cash equivalents at beginning of period	31,715	39,069
Cash and cash equivalents at end of period	$49,085	$31,920
Supplemental cash flow information:
Cash paid for income taxes	$17,107	$741
Cash paid for interest and swap	16,806	19,041

Cars.com Inc.

Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Reconciliation of Net income (loss) to Adjusted EBITDA

Net income (loss)	$4,491	$(2,941)	$110,096	$6,944
Interest expense, net	7,777	8,501	24,171	26,878
Income tax (benefit) expense	(1,852)	952	(93,882)	(830)
Depreciation and amortization	25,670	23,134	74,381	70,688
Stock-based compensation	7,611	5,578	22,283	17,576
Write-off of long-lived assets and other	308	100	638	70
Severance, transformation and other exit costs	470	1,558	2,348	3,369
Transaction-related items	5,019	13,001	(555)	12,514
Adjusted EBITDA	$49,494	$49,883	$139,480	$137,209

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$35,398	$49,011	$91,580	$91,291
Capitalization of internally developed technology	(4,777)	(5,523)	(14,838)	(13,147)
Purchase of property and equipment	(229)	(321)	(737)	(1,252)
Free cash flow	$30,392	$43,167	$76,005	$76,892

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended September 30, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$31,077	$—	$(425)	$30,652
Product and technology	25,297	—	(2,413)	22,884
Marketing and sales	60,186	—	(1,548)	58,638
General and administrative	17,785	(1,895)	(3,225)	12,665
Depreciation and amortization	25,670	—	—	25,670
Total operating expenses	$160,015	$(1,895)	$(7,611)	$150,509

Total nonoperating expense, net	$(11,679)	$3,902	$—	$(7,777)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended September 30, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$28,828	$—	$(240)	$28,588
Product and technology	21,425	—	(1,754)	19,671
Marketing and sales	53,615	—	(1,132)	52,483
General and administrative	17,694	(2,924)	(2,452)	12,318
Depreciation and amortization	23,134	—	—	23,134
Total operating expenses	$144,696	$(2,924)	$(5,578)	$136,194

Total nonoperating expense, net	$(21,888)	$13,360	$—	$(8,528)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Nine Months Ended September 30, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$91,287	$—	$(1,175)	$90,112
Product and technology	74,354	—	(6,842)	67,512
Marketing and sales	176,636	—	(4,512)	172,124
General and administrative	53,738	(4,794)	(9,754)	39,190
Depreciation and amortization	74,381	—	—	74,381
Total operating expenses	$470,396	$(4,794)	$(22,283)	$443,319

Total nonoperating expense, net	$(22,967)	$(1,280)	$—	$(24,247)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Nine Months Ended September 30, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$86,084	$—	$(759)	$85,325
Product and technology	65,849	—	(5,086)	60,763
Marketing and sales	165,364	—	(3,904)	161,460
General and administrative	51,465	(6,570)	(7,827)	37,068
Depreciation and amortization	70,688	—	—	70,688
Total operating expenses	$439,450	$(6,570)	$(17,576)	$415,304

Total nonoperating expense, net	$(40,111)	$13,175	$—	$(26,936)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.